Exhibit 99.1

BRADLEY PHARMACEUTICALS REPORTS SALES UP 102% AND EARNINGS UP 152%

Fairfield, NJ – October 30, 2003 – BRADLEY PHARMACEUTICALS, INC. (NYSE: BDY) today announced that Net Sales for the Third Quarter 2003, ended September 30, totaled $19,983,000, representing an increase of $10,088,000, or 102% over the same period last year. Third Quarter 2003 Net Income reached $5,058,000, an increase of $3,050,000, or 152%, over Third Quarter 2002 Net Income of $2,008,000. Net Income per diluted common share totaled $0.39, compared to $0.18 for the same three-month period in 2002.

Net Sales for the first three quarters of 2003 increased to $51,248,000, a $22,704,000, or 80%, increase over Net Sales for the first three quarters of 2002. Net Income for the first nine months of 2003 reached $11,309,000, representing an increase of $5,785,000, or 105%, over the same period one year ago. Net Income per diluted common share for the first nine months of 2003 totaled $0.94 versus $0.48 for the first nine months of last year.

President and CEO Daniel Glassman, stated, “The Third Quarter 2003 sales and income can largely be attributed to increased prescriptions for therapies from both the Doak Dermatologics and Kenwood Therapeutics operating units. The Doak subsidiary performance was paced by the CARMOL®40 family including a significant increase in prescriptions for CARMOL®40 Gel as well as a strong performance from LIDAMANTLE® and LIDAMANTLE® HC. The continued acceptance of ROSULA® AQUEOUS GEL and the launch of ROSULA® AQUEOUS CLEANSER also helped contribute to Doak’s results. Prescriptions for the Kenwood division have also increased, particularly for ANAMANTLE® HC hemorrhoid therapy. In the Third Quarter 2003, Kenwood Therapeutics launched PAMINE® Forte 5 mg, an effective, well-tolerated GI motility therapy available in a convenient Dose Pack, which is demonstrating considerable physician acceptance.

“Management expects to launch new therapies in the Fourth Quarter 2003 and into 2004, and expects that these launches will contribute to sales in upcoming periods. Before the end of 2003, Kenwood expects to launch another new therapy, a moisturizing saline nasal gel. The Doak subsidiary also is preparing to introduce several new therapies during Fourth Quarter 2003 and First Half 2004.

Results of Operations

NET SALES for the three and nine months ended September 30, 2003 were $19,983,000 and $51,248,000, respectively, representing an increase of $10,088,000 from the three months ended September 30, 2002 and an increase of $22,704,000 from the nine months ended September 30, 2002.

For the three months ended September 30, 2003, Doak Dermatologics’ net sales increased $8,982,000, led by new product sales fromROSULATM Aqueous Gel, launched in First Quarter 2003, of $850,000 and ROSULATM Aqueous Cleanser, launched in Third Quarter 2003, of $2,798,000 and same product sales volume growth from CARMOL®40 Cream of $1,451,000, CARMOL®40 Lotion of $1,019,000, CARMOL®40 Gel of $1,329,000 and LidaMantle® and LidaMantle® HC of $1,179,000. For the three months ended September 30, 2003, Kenwood Therapeutics’ net sales increased $1,106,000, led by new product sales of AnaMantleTM HC, launched in First Quarter 2003, of $1,102,000 and Pamine® Forte 5mg, launched in Third Quarter 2003, of $601,000. The total net sales for CARMOL® 40 Cream, Lotion and Gel for the three months ended September 30, 2003 were $9,168,000.

For the nine months ended September 30, 2003, net sales for Doak Dermatologics increased $18,586,000, which includes new product sales of ROSULATM Aqueous Gel of $3,096,000 and ROSULATM Aqueous Cleanser of $2,798,000 and same product sales increases of CARMOL®40 Cream of $6,574,000, CARMOL®40 Lotion of $2,734,000, CARMOL®40 Gel of $1,573,000 and LidaMantle® and LidaMantle® HC of $2,036,000. For the nine months ended September 30, 2003, net sales for Kenwood Therapeutics increased $4,118,000, which includes new product sales of AnaMantleTM HC of $2,299,000 and Pamine® Forte of $601,000 and same product sales increases in respiratory products of $511,000 and Pamine® 2.5mg of $716,000. The total net sales for CARMOL®40 Cream, Lotion and Gel for the nine months ended September 30, 2003 were $25,164,000.

COST OF SALES for the three and nine months ended September 30, 2003 were $1,608,000 and $4,316,000, respectively, representing an increase of $575,000 from the three months ended September 30, 2002 and an increase of $1,086,000 from the nine months ended September 30, 2002. The gross profit percentage for the three and nine months ended September 30, 2003 was 92% for each period, as compared to 90% and 89% during the three months and nine months ended September 20, 2002, respectively. This increase in gross profit percentage reflects a change in our sales mix, with greater sales of existing prescription products, including CARMOL®40 products, and the new prescription product launches in 2003.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES for the three and nine months ended September 30, 2003 were $9,619,000 and $27,443,000, respectively, representing an increase of $4,243,000, or 79%, compared to the three months ended September 30, 2002 and an increase of $11,801,000, or 75%, compared to the nine months ended September 30, 2002. The increase in selling, general and administrative expenses reflects increased spending on sales and marketing to implement our strategy of niche marketing of our dermatology, podiatry and gastroenterology brands, and increases in legal expenses for the three and nine months ended September 30, 2003 of $107,000 and $1,145,000, respectively, compared to the same periods the prior year. The increase in legal expenses was primarily due to current litigation. Selling, general and administrative expenses as a percent of net sales for the three and nine months ended September 30, 2003 were 48% and 54%, respectively, representing a decrease of 6% compared to the three months ended September 30, 2002 and a decrease of 1% compared to the nine months ended September 30, 2002. The decrease in selling, general, and administrative expenses as a percent of net sales is a result of net sales out pacing selling, general and administrative expenses.

DEPRECIATION AND AMORTIZATION EXPENSES for the three and nine months ended September 30, 2003 were $309,000 and $896,000, respectively, representing an increase of $23,000 from the three months ended September 30, 2002 and an increase of $55,000 from the nine months ended September 30, 2003.

INTEREST INCOME for the three and nine months ended September 30, 2003 was $283,000 and $495,000, respectively, representing an increase of $174,000 from the three months ended September 30, 2002 and an increase of $202,000 from the nine months ended September 30, 2002. This improvement was principally due to an increase in interest income from short-term investments generated by investing excess cash.

INTEREST EXPENSE for the three and nine months ended September 30, 2003 was $440,000 and $549,000, respectively, representing an increase of $421,000 from the three months ended September 30, 2002 and an increase of $480,000 from the nine months ended September 30, 2002. The increase is principally due to accrued interest expense during the period payable to convertible note holders. We issued $25 million and an additional $12 million of 4% senior subordinated convertible notes due 2013 on June 11, 2003 and July 24, 2003, respectively.

INCOME TAX EXPENSE for the three and nine months ended September 30, 2003 was $3,233,000 and $7,230,000, respectively, representing an increase of $1,950,000 from the three months ended September 30, 2002 and an increase of $3,699,000 from the nine months ended September 30, 2002. The effective tax rate used to calculate the income tax expense for the three and nine months ended September 30, 2003 and 2002 was approximately 39%.

NET INCOME for the three and nine months ended September 30, 2003 was $5,058,000 and $11,309,000, respectively, representing an increase of $3,050,000, or 152%, from the three months ended September 30, 2002 and an increase of $5,785,000, or 105%, from the nine months ended September 30, 2002. Net income as a percent of net sales for the three and nine months ended September 30, 2003 were 25% and 22%, respectively, representing an increase of 5% compared to the three months ended September 30, 2002 and an increase of 3% compared to the nine months ended September 30, 2002. This improvement was principally due to an increase in net sales, gross profit margin and interest income, partially offset by an increase in selling, general and administrative expenses and interest expense.

Liquidity and Capital Resources

Our cash and cash equivalents and short-term investments were $75,334,000 at September 30, 2003 and $26,009,000 at December 31, 2002. Cash provided by operating activities for the nine months ended September 30, 2003 was $14,870,000. The sources of cash primarily resulted from net income of $11,309,000 plus non-cash charges for depreciation and amortization of $896,000; non-cash charges for amortization of deferred financing costs of $108,000; non-cash compensation for consulting services of $11,000; tax benefit from exercise of non-qualified stock options and warrants of $1,137,000; an increase in accounts payable of $500,000; an increase in accrued expenses of $2,662,000 resulting primarily from an increase in rebates; and an increase in income taxes payable of $1,027,000. The sources of cash were partially offset by an increase in deferred income taxes of $464,000; an increase in accounts receivable of $1,003,000 primarily due to an increase in sales; an increase in inventories of $777,000 primarily due to initial purchases of finished goods of our newly launched products; and an increase in prepaid expenses and other of $537,000 primarily due to prepayment of annual insurance premiums.

Cash used in investing activities for the nine months ended September 30, 2003 was $20,831,000, which was the result of purchases of short-term investments of $27,029,000 and property and equipment of $379,000, partially offset by proceeds from the sale of short-term investments of $6,577,000.

Cash provided by financing activities for the nine months ended September 30, 2003 was $34,600,000, which was principally the result of proceeds from the sale in June and July 2003 of our 4% convertible senior subordinated notes of $37,000,000, proceeds from exercise of stock options and warrants of $943,000 and distribution of treasury shares of $107,000 to fund our 401(k) plan, partially offset by payments of deferred financing costs associated with the sale of convertible senior subordinated notes of $2,677,000; payments of notes payable of $229,000 and purchases of treasury shares of $545,000.

On June 11, 2003, we issued $25 million in aggregate principal amount of our 4% convertible senior subordinated notes due June 15, 2013 (the “Notes”) in a private placement transaction. The Notes bear interest at the rate of 4% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, and are convertible into shares of our common stock at any time prior to maturity at a conversion rate of 50 shares of our common stock per $1,000 in principal amount of Notes, which represents a conversion price of $20.00 per share. On or after June 15, 2008, we may, at our option, redeem the Notes, in whole or in part, for cash at a redemption price equal to 100% of the principal amount of Notes to be redeemed, plus any accrued and unpaid interest to the redemption date. On June 15, 2008, holders of the Notes may require us to purchase all or a portion of their Notes for cash at a purchase price equal to 100% of the principal amount of Notes to be purchased, plus any accrued and unpaid interest to such date. In addition, holders of the Notes may require us to purchase all or a portion of their Notes for cash upon certain repurchase events. The Notes are junior to all of our existing and future senior indebtedness and effectively subordinated to all existing and future liabilities of our subsidiaries, including trade payables.

On July 24, 2003, we issued an additional $12 million in aggregate principal amount of Notes. $8 million of the additional Notes related to the exercise in full of the option to acquire additional Notes granted to the initial purchasers of the Notes, and the remaining additional Notes related to a new agreement entered into by us to issue $4 million of Notes to the initial purchasers. The additional $12 million convertible Notes have the same terms as the initial $25 million of Notes. At September 30, 2003, we had accrued $447,000 of interest relating to the Notes, which is included in accrued expenses.

Except for historical and factual information, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as earnings estimates, launches of new products, market acceptance of products, and predictions of future financial performance. All forward-looking statements are based on assumptions made by Bradley based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. These statements are subject to numerous risks and uncertainties, many of which are beyond Bradley’s control, including Bradley’s ability to maintain CARMOL® sales and bear the outcome of related pending litigation and the introduction of new and future competing products, whether branded, or generic, or comparable, effectively purchase or integrate new products into its portfolio or effectively react to other risks described from time to time in Bradley’s SEC filings. Further, Bradley cannot predict the impact on its business of any introduction, or future approvals, of generic or therapeutically equivalent or comparable versions of its products or of other competing products. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

BRADLEY PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2003 (unaudited)	December 31, 2002 (a)
Assets
Current assets:
Cash and cash equivalents	$ 49,459,747	$ 20,820,725
Short-term investments	25,874,252	5,188,091
Accounts receivable, net	4,895,762	3,892,863
Inventories, net	2,942,623	2,165,727
Deferred tax assets	2,205,119	1,339,755
Prepaid expenses and other	1,334,905	804,563
Prepaid income taxes	—	315,558

Total current assets	86,712,408	34,527,282

Property and equipment, net	1,013,309	915,681
Intangible assets, net	5,443,706	6,059,143
Goodwill	289,328	289,328
Deferred tax assets	2,385,831	2,787,479
Deferred financing costs	2,696,230	127,291
Other assets	13,555	7,326

	$ 98,554,367	$ 44,713,530

(a) Derived from audited financial statements.

BRADLEY PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2003 (unaudited)	December 31, 2002 (a)
Liabilities
Current liabilities:
Current maturities of long-term debt	$ 93,152	$ 224,510
Accounts payable	2,250,452	1,750,901
Accrued expenses	7,050,684	4,389,041
Income taxes payable	711,832	—

Total current liabilities	10,106,120	6,364,452
Long-term liabilities:
Long-term debt, less current maturities	57,928	155,362
4% Convertible senior subordinated notes due 2013	37,000,000	—

Stockholders’ Equity
Preferred stock, $0.01 par value; shares authorized: 2,000,000; no shares issued Common stock, $0.01 par value; shares authorized: 26,400,000; issued: 11,148,584 and 10,836,018 at September 30, 2003 and at December 31, 2002, respectively	111,486	108,360
Class B common stock, $0.01 par value; shares authorized: 900,000; issued and outstanding: 429,752 at September 30, 2003 and at December 31, 2002	4,298	4,298
Additional paid-in capital	33,334,543	31,153,596
Retained earnings	19,877,593	8,569,062
Accumulated other comprehensive income	332,197	98,323
Less: Treasury stock, 831,286 and 793,195 shares at cost at September 30, 2003 and at December 31, 2002, respectively	(2,269,798)	(1,739,923)

Total stockholders’ equity	51,390,319	38,193,716

	$ 98,554,367	$ 44,713,530

(a) Derived from audited financial statements.

BRADLEY PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net sales	$ 19,982,531	$ 9,894,754	$ 51,248,129	$ 28,543,737
Cost of sales	1,607,955	1,032,999	4,316,447	3,230,201

	18,374,576	8,861,755	46,931,682	25,313,536

Selling, general and
administrative	9,619,004	5,376,003	27,443,029	15,641,868
Depreciation and
amortization	308,648	285,764	896,458	841,916
Interest income	(283,360)	(109,570)	(495,169)	(293,640)
Interest expense	439,574	18,941	548,833	68,477

	10,083,866	5,571,138	28,393,151	16,258,621

Income before income
tax expense	8,290,710	3,290,617	18,538,531	9,054,915
Income tax expense	3,233,000	1,283,000	7,230,000	3,531,000

Net income	$ 5,057,710	$ 2,007,617	$ 11,308,531	$ 5,523,915

Basic net income per
common share	$ 0.47	$ 0.19	$ 1.07	$ 0.53

Diluted net income per
common share	$ 0.39	$ 0.18	$ 0.94	$ 0.48

Shares used in
computing basic net
income per common
share	10,680,000	10,510,000	10,600,000	10,460,000

Shares used in
computing diluted
net income per
common share	13,550,000	11,340,000	12,290,000	11,440,000

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Basic shares	10,680,000	10,510,000	10,600,000	10,460,000
Dilution:
Stock options and warrants	1,170,000	830,000	1,040,000	980,000
Convertible notes	1,700,000	—	650,000	—

Diluted shares	13,550,000	11,340,000	12,290,000	11,440,000

Net income as reported	$ 5,057,710	$ 2,007,617	$11,308,531	$ 5,523,915
After-tax interest expense
and other from
convertible notes	199,858	—	231,398	—

Adjusted net income	$ 5,257,568	$ 2,007,617	$11,539,929	$ 5,523,915

Basic income per share	$ 0.47	$ 0.19	$ 1.07	$ 0.53

Diluted income per share	$ 0.39	$ 0.18	$ 0.94	$ 0.48

BRADLEY PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Nine Months Ended
	September 30, 2003	September 30, 2002
Cash flows from operating activities:
Net income	$ 11,308,531	$ 5,523,915
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	896,458	841,916
Amortization of deferred financing costs	107,840	28,992
Deferred income taxes	(463,716)	27,231
Tax benefit due to exercise of non-qualified options and warrants	1,137,456	370,369
Noncash compensation for consulting services	11,041	113,673
Changes in operating assets and liabilities:
Accounts receivable	(1,002,899)	2,513,375
Inventories	(776,896)	17,898
Prepaid expenses and other	(536,571)	(340,104)
Accounts payable	499,551	(674,060)
Accrued expenses	2,661,643	872,439
Income taxes payable	1,027,390	(350,191)

Net cash provided by operating activities	14,869,828	8,945,453
Cash flows from investing activities:
Purchase of property and equipment	(378,649)	(161,968)
Proceeds from sale of short-term investments	6,577,089	10,170,348
Purchase of short-term investments	(27,029,376)	(8,889,808)

Net cash provided by (used in) investing activities	(20,830,936)	1,118,572
Cash flows from financing activities:
Payment of notes payable	(228,792)	(120,643)

Proceeds from sale of 4% convertible senior subordinated notes	37,000,000	—
Payment of deferred financing costs associated with the sale of 4% convertible senior subordinated notes	(2,676,779)	—
Proceeds from exercise of stock options and warrants	943,378	255,095
Payment of registration costs	—	(110,057)
Purchase of treasury shares	(545,055)	(7,183)
Distribution of treasury shares	107,378	70,639

Net cash provided by financing activities	34,600,130	87,851

Increase in cash and cash equivalents	28,639,022	10,151,876
Cash and cash equivalents at beginning of period	20,820,725	10,337,214

Cash and cash equivalents at end of period	$ 49,459,747	$ 20,489,090

Bradley Pharmaceuticals, Inc. is a specialty pharmaceutical company marketing prescription niche therapies to highly targeted physician audiences in the United States and in 34 international markets. Dermatology brands are delivered by the Doak Dermatologics subsidiary and the Kenwood Therapeutics division provides gastroenterology, nutritional and respiratory therapies.

Important announcement:
Daniel Glassman has been invited to speak at the Manhattan Consulting Group workshop on Mergers & Acquisitions/Buyout Conference Workshop on Nov. 11, 2003. Daniel Glassman will speak on M&A concepts in the pharmaceutical industry. Information about the workshop can be obtained by calling the Manhattan Consulting Group at 973-697-6975.

Bradley Pharmaceuticals (BDY) invites you to participate in the 3rd Qtr. 2003 Earnings conference call Thursday, October 30, 2003, at 10 AM (ET), Questions & Answers to follow. Please dial 1-888-573-3046 approximately 10 minutes prior to the start time of the call. Playback of the conference call will be available on Thursday after 2 PM (ET) for 24 hours, by calling 1-800-642-1687 and entering reservation number 2856103. This call also will be available online at www.bradpharm.com for 30 days.

Bradley Pharmaceuticals common stock is listed on the NYSE under the symbol BDY.

Bradley Pharmaceuticals, Inc.’s web site is at:www.bradpharm.com

Contact:	Anthony Griffo Investor Relations Bradley Pharmaceuticals, Inc. 973-882-1505, ext. 313